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                                                                     EXHIBIT 5.1


                     [Letterhead of Pillsbury Winthrop LLP]

                                                     January 29, 2003

Fair, Isaac and Company, Incorporated
200 Smith Ranch Road
San Rafael, CA  94903-1996

         Re:      Registration Statement on Form S-8


Ladies and Gentlemen:

         We are acting as counsel for Fair, Isaac and Company, Incorporated, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of: (a) 11,250 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), issuable pursuant to certain stock options granted to A. George Battle;
(b) 200,000 shares of Common Stock issuable pursuant to certain stock options granted to Kenneth J. Saunders; (c) 37,500 shares of Common Stock issuable pursuant to certain stock options granted to Thomas G. Grudnowski; and (d) the Company's Preferred Stock Purchase Rights that will be attached to and represented by the certificates issued for shares of the Common Stock (which Preferred Stock Purchase Rights have no market value independent of the Common Stock, to which they are attached).

         We are of the opinion that such shares of Common Stock, and the Company's Preferred Stock Purchase Rights, have been duly authorized and, when issued in accordance with such stock options, will be legally issued, fully paid and non-assessable, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the rights of creditors generally, and to general principals of equity. The foregoing opinion is limited to the federal laws of the United States, the laws of the State of California, and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Company's Registration Statement on Form S-8.


                                       Very truly yours,

                                       /s/ PILLSBURY WINTHROP LLP